Exhibit 99.2

Viveve® Issues Corrective Ticker Symbol Press Release

SUNNYVALE, California — April 18, 2016 -- Viveve Medical, Inc. ("Viveve") (OTCQB: VIVMD), a medical technology company focused on women's health, is issuing this press release to correct its reverse stock split press release dated April 14, 2016, which announced that it would trade on the OTCQB under the temporary symbol “VIVMFD” beginning Monday, April 18th, after effecting a 1 for 8 reverse split. Viveve’s temporary symbol on the OTCQB is “VIVMD”.

About Viveve

Viveve Medical, Inc. is a women's health company passionately committed to advancing new solutions to improve women's overall well-being and quality of life. The company's lead product, the globally patented Viveve System, is a non-surgical, non-ablative medical device that remodels collagen and restores tissue with only one treatment session. The Viveve System treats the condition of vaginal laxity that can result in decreased physical sensation and sexual satisfaction. Physician surveys indicate that vaginal laxity is the number one post-delivery physical change for women, being more prevalent than weight gain, urinary incontinence or stretch marks. The Viveve Treatment uses patented, reverse-thermal gradient radiofrequency technology to tighten vaginal tissue in one 30-minute out-patient treatment in a physician's office. The Viveve System has received regulatory approval in many countries throughout the world and is available through physician import license in Japan. It is currently not available for sale in the U.S. For more information, please visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact, including the company’s statement that it plans to list its common stock on NASDAQ, are "forward-looking statements." Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding the company’s future financial condition or results of operations, or prospects and strategies for future growth. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change and the company cannot guarantee future events, results, actions, levels of activity, performance or achievements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the company’s control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and the company’s employees, the company’s ability to obtain financing, competition, general economic conditions and other factors that are to be detailed in the company’s periodic and current reports available for review at www.sec.gov. Furthermore, the company operates in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The company disclaims any intention to, and undertakes no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which the company hereafter becomes aware.

Viveve is a registered trademark of Viveve, Inc.

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